EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the P.F. Chang’s China Bistro, Inc. 1998 Stock Option Plan, of our report dated January 30, 2004, except for the matters disclosed in Note 1 as to which the date is March 12, 2004, with respect to the consolidated financial statements of P.F. Chang’s China Bistro, Inc. included in its Annual Report on Form 10-K for the year ended December 28, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Phoenix, Arizona
June 8, 2004